Exhibit 10.2

CONFIDENTIAL

December 11, 2022

VIA EMAIL/DOCUSIGN

Dear                 ,

This letter is to inform you that, in recognition of your critical role with Quanergy Systems, Inc. (the “Company”), the Company hereby offers you the opportunity to participate in the Company’s newly adopted retention plan (the “Retention Plan”), subject to your agreement to the terms and conditions of this letter agreement (this “Agreement”).

1.

Incentive Bonus: Upon your entry into this Agreement, you will be entitled to receive a retention bonus of $         (less deductions and withholdings) on December 12, 2022 (the “Retention Bonus”); provided, however, the Retention Bonus will not be considered earned and you will be required to repay the Retention Bonus in full within sixty (60) days after your last day of employment if you resign your employment for any reason, other than due to your death or disability, or are terminated by the Company for Cause,[1] prior to the earliest of any of the following: (i) the closing of a sale transaction of substantially all of the Company’s assets, (ii) the effective date of a plan of liquidation under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Proceeding”), or (iii) the conversion of the Bankruptcy Proceeding to a case under Chapter 7 of the United States Bankruptcy Code. Amounts payable under this Agreement shall be subject to withholding for federal, state, local, or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

2.

Release of Claims: In full consideration of this Agreement, you hereby release and forever discharge the Company, its principals, shareholders, owners, officers, directors, managers, employees, agents, and their predecessors, successors and assigns, affiliates, parents or subsidiaries, executors and administrators of and from any and all manner of actions and causes of action, suits, debts, claims, and demands whatsoever in law or in equity, that you ever had or may now have, related to any other retention program or bonus plan between

[1]

“Cause” shall mean (1) willful and material breach of any provision of this Agreement; (2) material failure to follow the lawful, written instructions or directions from the Chief Executive Officer, other chief officer or Company President, or the boards of directors or managers of the Company; (3) any act of fraud or dishonesty including, but not limited to, stealing or falsification of Company records, with respect to any material aspect of the Company’s business; (4) misappropriation of Company funds or of any corporate opportunity; (5) conviction of or plea of no contest of a felony, or of a crime that the Company, in its discretion, determines involves a subject matter that may reflect negatively on the Company’s or any of its affiliates reputation or business (or a plea of nolo contendere thereto); (6) acts attempting to secure or securing any personal profit not fully disclosed to and approved by the Chief Executive Officer, other chief officer or Company President, or the boards of directors or managers of the Company appointed for the Company in connection with any transaction entered into on behalf of the Company; or (7) gross, willful or wanton negligence, misconduct, or conduct which constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company.

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you and the Company, or any and all severance obligations of the Company, up to and including the date of this Agreement. The parties agree this release shall be broadly construed to include all known and unknown claims related to the foregoing. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

3.

Section 409A: It is intended that all of the payments payable under this letter satisfy, to the greatest extent possible, any applicable exemption from the application of Internal Revenue Code (the “Code”) Section 409A, and this letter will be construed to the greatest extent possible as consistent with the terms of any such exemption.

4.

Assignment: You may not assign your rights under this Agreement except upon your death. The Company may assign its obligations hereunder to any successor (including any acquirer of some or substantially all of the assets of the Company).

5.

Confidentiality: You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

6.

Governing Law: To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof. The parties hereto agree not to commence any action or plead any claim in any other court other than the state or federal courts located in the State of Delaware and hereby irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection to the laying of venue or the convenience of the forum of any action with respect to this Agreement in the state or federal courts located in the State of Delaware. To the extent a chapter 11 proceeding is commenced for the Company, the parties to this Agreement each hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the bankruptcy court.

7.	Entire Agreement: The terms set forth herein form the complete and exclusive statement of terms between you and the Company with regard to this subject matter. These terms

CONFIDENTIAL

supersede any other agreements or promises made to you by anyone, whether oral or written, on this subject, and cannot be modified or amended except in a writing signed by the Company’s Chief Executive Officer or President. Nothing in this letter alters the status of your at-will employment relationship with the Company. Nor do the terms herein affect the terms and conditions of your offer letter from the Company or supersede such offer letter or any other agreements with the Company.

8.

Counterpart Originals: This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

To accept this Agreement, please sign where indicated below, and return the entire document no later than December 11, 2022, to Kevin Kennedy.

Sincerely,

Kevin Kennedy

Chief Executive Officer

I acknowledge that I have read, understand, and agree with the terms set forth herein:

Date